Chugach Electric Association, Inc. is personally obligated and fully liable for the amount due under this note and, subject to the provisions of the Second Amended and Restated Indenture of Trust dated as of January 20, 2011, as amended and supplemented, between Chugach Electric Association, Inc. and U.S. Bank, National Association, as Trustee (the “Indenture”), each Holder (as defined in the Indenture) has the right to sue on this note and obtain a personal judgment against the Maker (as hereinafter defined) for satisfaction of the amount due under this note either before or after a foreclosure of the Indenture under Alaska Statutes 09.45.170-09.45.220.

Loan No.: ML0976T3

PROMISSORY NOTE

CHUGACH ELECTRIC ASSOCIATION, INC.

Anchorage, Alaska

$45,600,000	June 30, 2016

FOR VALUE RECEIVED, CHUGACH ELECTRIC ASSOCIATION, INC. (the “Maker”) promises to pay to COBANK, ACB or its order (the “Payee”) in U.S. dollars and in immediately available funds, the principal sum of FORTY-FIVE MILLION SIX HUNDRED THOUSAND DOLLARS ($45,600,000) in consecutive quarterly installments, each in an amount, and each due and payable on the dates, set forth on Exhibit A hereto.  The undersigned also promises to pay to the Payee interest on the unpaid principal balance hereof in like money at the rates of interest, at the times, and calculated in the manner set forth in the “Supplement” and the “Master Loan Agreement” (both as hereinafter defined).  For purposes hereof, the term: (1) “Supplement” shall mean that certain Supplement dated as of June 30, 2016, and numbered ML0976T3, as such Supplement may be amended or restated from time to time; (2) “Master Loan Agreement” shall mean that certain Second Amended and Restated Master Loan Agreement dated June 30, 2016, and numbered 000976A, as that agreement may be amended or restated from time to time.

Subject to the payment of a premium calculated in accordance with Section 10.01 of the Master Loan Agreement and/or the payment of fees in accordance with Section 11(D) of the Supplement, as applicable, the Maker may prepay this Promissory Note in whole or in part as provided in the Supplement.  All partial prepayments shall be applied in the manner set forth in the Supplement.

Notwithstanding any other provision hereof or the Master Loan Agreement: (1) if any date on which principal or interest is due is not a Business Day, then such payment shall be made on the next Business Day and interest on any principal amount not paid on the original due date shall continue to accrue until such payment is made; (2) if any interest or principal is not paid when due, then such payment shall be due and payable on demand; and (3) upon the occurrence of an “Event of Default” (as defined in the Master Loan Agreement) until such Event of Default shall have been waived or cured in a manner satisfactory to CoBank, interest shall accrue at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect.

Payments on this Promissory Note shall be made as provided in Section 2.03 of the Master Loan Agreement.  The Maker agrees that the Payee shall not be obligated to present this Promissory Note for payment.

This Promissory Note is given to evidence the loan made by the Payee to the Maker under the Supplement and, to the extent related to the Supplement, the Master Loan Agreement.  Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the Master Loan Agreement.

This Promissory Note is secured as provided in Section 2.04 of the Master Loan Agreement.

Upon the occurrence of an Event of Default under the Master Loan Agreement, the principal amount hereof, together with accrued interest hereon, any premium owing under Section 10.01 of the Master Loan Agreement and any fee owing under Section 10(D) of the Supplement, may be declared to be due and payable in the manner and with the effect provided in the Master Loan Agreement.

The Payee will keep a record of: (A) the unpaid principal balance hereof; (B) the interest rate elections and interest rates applicable to the unpaid principal balance hereof and the effective dates of all changes thereto; (C) all fees and expenses due and payable hereunder; and (D) the date and amount of all principal, interest, and fees paid by the Maker.  To the extent permitted by applicable Law, such record (and all computer printouts thereof) shall be presumed correct absent manifest error as to the obligations of the Maker therein recorded; provided that the failure of Payee to maintain such record, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) any loan in accordance with the terms of this Note, the Supplement, and the Master Loan Agreement.

The Maker hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Promissory Note, and all defenses on the grounds of delay or of any extension of time for the payment hereof which may be hereafter given by the holder or holders hereof, and it is specifically agreed that the obligations of the Maker shall not be affected or altered to the prejudice of the holder or holders hereof by reason of the assumption of payment of the same by any other person or entity.

Except to the extent governed by applicable Federal law, this Promissory Note shall be governed by and construed in accordance with the laws of the State of Alaska, without reference to choice of law doctrine.

(Signature Page to Follow)

CHUGACH ELECTRIC ASSOCIATION, INC.

By:	/s/ Sherri L. Highers
Title:	CFO

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Obligations referred to in the Second Amended and Restated Indenture of Trust dated as of January 20, 2011, as amended and supplemented, between Chugach Electric Association, Inc. and U.S. Bank, National Association, as Trustee.

U.S. Bank National Association, as Trustee

By:	/s/ Thomas Zrust
Authorized Signatory

Date:	June 30, 2016

EXHIBIT A TO PROMISSORY NOTE

AMORTIZATION SCHEDULE

Payment	Principal	Payment	Principal
Date	Payment	Date	Payment
7/20/2016	$912,000	1/20/2024	$1,026,000
10/20/2016	$912,000	4/20/2024	$1,026,000
1/20/2017	$912,000	7/20/2024	$1,026,000
4/20/2017	$912,000	10/20/2024	$1,026,000
7/20/2017	$798,000	1/20/2025	$1,026,000
10/20/2017	$798,000	4/20/2025	$1,026,000
1/20/2018	$798,000	7/20/2025	$912,000
4/20/2018	$798,000	10/20/2025	$912,000
7/20/2018	$798,000	1/20/2026	$912,000
10/20/2018	$798,000	4/20/2026	$912,000
1/20/2019	$798,000	7/20/2026	$684,000
4/20/2019	$798,000	10/20/2026	$684,000
7/20/2019	$798,000	1/20/2027	$684,000
10/20/2019	$798,000	4/20/2027	$684,000
1/20/2020	$798,000	7/20/2027	$570,000
4/20/2020	$798,000	10/20/2027	$570,000
7/20/2020	$912,000	1/20/2028	$570,000
10/20/2020	$912,000	4/20/2028	$570,000
1/20/2021	$912,000	7/20/2028	$456,000
4/20/2021	$912,000	10/20/2028	$456,000
7/20/2021	$912,000	1/20/2029	$456,000
10/20/2021	$912,000	4/20/2029	$456,000
1/20/2022	$912,000	7/20/2029	$342,000
4/20/2022	$912,000	10/20/2029	$342,000
7/20/2022	$1,026,000	1/20/2030	$342,000
10/20/2022	$1,026,000	4/20/2030	$342,000
1/20/2023	$1,026,000	7/20/2030	$228,000
4/20/2023	$1,026,000	10/20/2030	$228,000
7/20/2023	$1,026,000	1/20/2031	$228,000
10/20/2023	$1,026,000	4/20/2031	$228,000